SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-K/A

                               AMENDMENT TO REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                December 14, 1995
                Date of Report (Date of earliest event reported)


                         DISCUS ACQUISITION CORPORATION
             (Exact name of registrant as specified in its charter)


        Minnesota                        0-13826                 41-1456350
(State or other jurisdiction       (Commission File No.)   (IRS Employer ID No.)
    of incorporation)


               2430 Metropolitan Centre, 333 South Seventh Street
                          Minneapolis, Minnesota 55402
                    (Address of principal executive offices)


                                 (612) 305-0339
              (Registrant's telephone number, including area code)



         The undersigned registrant hereby amends the following items, financial statements, pro forma financial information and exhibits, if any, or other portions of its Form 8-K Report dated December 14, 1995, filed December 29, 1995, as set forth in the pages attached hereto:

         Item 7.  Financial Statements and Exhibits.

                  (a)  Financial Statements of Business Acquired.

                           Financial statements required to be filed pursuant to
                           Item 7 of Form 8-K filed December 29, 1995, for Peerless Chain Company (a wholly owned subsidiary of Bridgewater Resources Corp.).

                  (b)  Pro Forma Financial Information.

                           Pro forma financial information required to be filed pursuant to Item 7 of Form 8-K filed December 29, 1995, for Discus Acquisition Corporation.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS


         (a)      Financial statements of businesses acquired:


                  PEERLESS CHAIN COMPANY (A WHOLLY OWNED SUBSIDIARY OF BRIDGEWATER RESOURCES CORP.)

                                                                                      Page

                  Report of Independent Accountants                                F-1 to F-2

                  Balance Sheets as of December 31, 1994 and 1993                     F-3

                  Statement of Operations and Retained Earnings for the year ended December 31, 1994 and for the nine-month period ended
                  December 31, 1993                                                   F-4

                  Statement of Cash Flows for the year ended December 31, 1994
                  and for the nine-month period ended December 31, 1993               F-5

                  Notes to Financial Statements                                    F-6 to F-14


         (b)      Pro Forma Financial Information:


                  DISCUS ACQUISITION CORPORATION UNAUDITED PRO FORMA COMBINED
                  FINANCIAL STATEMENTS


                  Narrative Overview                                                  F-15

                  Discus Acquisition Corporation Unaudited Pro Forma Combined
                  Statement of Operations for the period from December 27, 1993
                  to December 25, 1994                                                F-16

                  Discus Acquisition Corporation Unaudited Pro Forma Combined
                  Statement of Operations for the period from December 26, 1994
                  to September 30, 1995                                               F-17

                  Discus Acquisition Corporation Unaudited Pro Forma Combined
                  Balance Sheet as of September 30, 1995                              F-18

                  Notes to Unaudited Pro Forma Combined Financial Statements      F-19 to F-20

         (c)      Exhibits

                  Consent of Coopers & Lybrand L.L.P.                             Exhibit 23




                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
        and Stockholder of

Peerless Chain Company:


         We have audited the accompanying balance sheets of Peerless Chain Company (a wholly owned subsidiary of Bridgewater Resources Corp.) as of December 31, 1994 and 1993, and the related statements of operations and retained earnings and cash flows for the year ended December 31, 1994 and for the nine-month period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peerless Chain Company as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the year ended December 31, 1994 and for the nine-month period ended December 31, 1993, in conformity with generally accepted accounting principles.

         As discussed in Note 4 to the financial statements, effective April 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."


                                        /s/ Coopers & Lybrand L.L.P.


Minneapolis, Minnesota
February 23, 1995


                             PEERLESS CHAIN COMPANY

                                 BALANCE SHEETS

                        as of December 31, 1994 and 1993

                     (000's Omitted, Except Per Share Data)




                        ASSETS                    1994      1993
                                                 -------   -------

Current assets:
    Cash                                         $    14   $    17
    Accounts receivable, net                       8,040     6,164
    Inventories                                    9,605     8,536
    Deferred income taxes                            855       380
    Prepaid expenses                                 438       378
                                                 -------   -------

               Total current assets               18,952    15,475
                                                 -------   -------

Property and equipment, net                        9,451     8,964
                                                 -------   -------

                  Total assets                   $28,403   $24,439
                                                 =======   =======


    LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
    Accounts payable, trade                        2,163     1,508
    Accrued liabilities                            3,223     2,147
                                                 -------   -------

               Total current liabilities           5,386     3,655
                                                 -------   -------

Pension benefits, less current portion               972     1,084
Postretirement medical benefits                    1,184       532
Deferred income taxes                                294       208
Payable to parent                                 11,244    11,108

Stockholder's equity:
    Common stock, $.01 par value per
           share; authorized, 1,000 shares;
           issued and outstanding, 10 shares          --        --
    Additional paid-in capital                     4,039     4,039
    Retained earnings                              5,284     3,813
                                                 -------   -------

               Total stockholder's equity          9,323     7,852
                                                 -------   -------

                  Total liabilities and stock-
                         holder's equity         $28,403   $24,439
                                                 =======   =======

                     The accompanying notes are an integral
                        part of the financial statements.


                             PEERLESS CHAIN COMPANY

                  STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                      for the year ended December 31, 1994
              and for the nine-month period ended December 31, 1993

                                 (000's Omitted)



                                                        Nine-Month
                                           Year Ended  Period Ended
                                          December 31, December 31,
                                              1994        1993
                                            --------    --------

Net sales                                   $ 42,843    $ 28,652

Cost of sales                                 32,939      22,428
                                            --------    --------

               Gross profit                    9,904       6,224

Selling, general and administrative
        expenses                               7,169       4,845
                                            --------    --------

               Operating income                2,735       1,379

Interest expense, parent                        (558)       (466)
                                            --------    --------

               Income before income taxes      2,177         913

Provision for income taxes                      (706)       (334)
                                            --------    --------

                  Net income                   1,471         579

Retained earnings:
    December 31, 1993                          3,813       3,234
                                            --------    --------

    December 31, 1994                       $  5,284    $  3,813
                                            ========    ========



                     The accompanying notes are an integral
                        part of the financial statements.



                             PEERLESS CHAIN COMPANY

                             STATEMENT OF CASH FLOWS

                           Increase (Decrease) in Cash

                      for the year ended December 31, 1994
              and for the nine-month period ended December 31, 1993

                                 (000's Omitted)


                                                               Nine-Month
                                                  Year Ended  Period Ended
                                                 December 31, December 31,
                                                      1994       1993
                                                     -------    -------

Cash flows from operating activities:
   Net income                                        $ 1,471    $   579
                                                     -------    -------
   Adjustments to reconcile net income to net
         cash provided by operations:
      Depreciation                                     1,725      1,045
      Inventory valuation provision                       68        250
      Deferred income taxes                             (389)      (172)
      Loss on disposal of property and equipment          18
      Changes in operating assets and liabilities:
         Accounts receivable                          (1,876)    (1,266)
         Inventories                                  (1,137)       734
         Prepaid expenses                                (60)       (30)
         Accounts payable                                655       (769)
         Accrued liabilities                           1,076       (512)
         Pension and postretirement medical
               benefits                                  540        494
                                                     -------    -------

            Total adjustments                            620       (226)
                                                     -------    -------

            Net cash provided by operations            2,091        353
                                                     -------    -------

Cash flows from investing activities:
   Additions to property and equipment                (2,246)    (1,549)
   Proceeds from the sale of property and
         equipment                                        16

            Net cash used in investing activities     (2,230)    (1,549)
                                                     -------    -------

Cash flows from financing activities:
   Payable to parent                                     136      1,202
                                                     -------    -------


Net (decrease) increase in cash                           (3)         6

Cash, beginning of year                                   17         11
                                                     -------    -------

Cash, end of year                                    $    14    $    17
                                                     =======    =======

Supplemental cash flow information:
   Cash paid for:
      Interest through payable to parent             $   558    $   466
      Income taxes through payable to parent             797        334


                     The accompanying notes are an integral
                        part of the financial statements.


                             PEERLESS CHAIN COMPANY

                          NOTES TO FINANCIAL STATEMENTS

                                 (000's Omitted)



1.       Significant Accounting Policies:

         ORGANIZATION:

         Peerless Chain Company (the Company) is a wholly owned subsidiary of Bridgewater Resources Corp. (the Parent). The Company's principal operations include the manufacture and sale of chain and wire form products.

         CASH AND CASH EQUIVALENTS:

         The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

         INVENTORIES:

         Inventories consist principally of chain and wire form products and are stated at the lower of cost or market with cost determined on the first-in, first-out method.

         PROPERTY, PLANT AND EQUIPMENT:

         Property, plant and equipment are stated at cost. Depreciation charged to operations is computed using the straight-line method over the estimated useful lives of the assets.

         Maintenance, repairs and minor renewals are charged to expense while major renewals and betterment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in current operations.

         INCOME TAXES:

         The Company is a member of a controlled group of corporations that file a consolidated federal income tax return with its Parent. Under the terms of the tax-sharing agreement, the Company provides for income taxes as if the Company is a separate taxpayer. Amounts currently payable are included in the amount payable to Parent.

         Deferred income tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         USE OF ESTIMATES:

         The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.       Selected Balance Sheet Information:

                                                         December 31
                                                     ------------------
                                                      1994       1993
                                                     -------    -------

         Accounts receivable, net:
           Accounts receivable                       $ 8,206    $ 6,292
           Allowance for doubtful accounts              (166)      (128)
                                                     -------    -------

                   Total                             $ 8,040    $ 6,164
                                                     =======    =======

         Inventories:
           Raw materials                               1,508      1,217
           Work in progress                            3,135      2,602
           Finished goods                              4,381      4,126
           Supplies                                      581        591
                                                     -------    -------

                   Total                             $ 9,605    $ 8,536
                                                     =======    =======

         Property and equipment, net:
           Leasehold improvements                      1,270      1,245
           Equipment                                  13,217     11,948
           Construction in progress                    1,609        727
                                                     -------    -------

                                                      16,096     13,920
           Accumulated depreciation and
               amortization                           (6,645)    (4,956)
                                                     -------    -------

                   Total                             $ 9,451    $ 8,964
                                                     =======    =======




2.       Selected Balance Sheet Information, continued:

                                                        December 31
                                                     ------------------
                                                      1994        1993
                                                     -------    -------

         Accrued liabilities:
           Accrued payroll                           $   793    $   576
           Employee benefits                           1,284        745
           Workers' compensation reserve                 702        553
           Other                                         444        273
                                                     -------    -------

                   Total                             $ 3,223    $ 2,147
                                                     =======    =======


3.       Retirement Plans:

         The Company maintains a defined contribution profit sharing plan covering substantially all of its employees and a 401(k) savings plan covering nonunion employees. Employer contributions to the profit sharing plan are made at the discretion of the Board of Directors; Company contributions to the 401(k) savings plan are based upon matching of participant contributions to specified levels. The aggregate cost of the defined contribution plans was $444 for the year ended December 31, 1994 and $289 for the nine-month period ended December 31, 1993.

         The Company also maintains two noncontributory defined benefit pension plans; one for union and one for nonunion employees. The plans provide for monthly benefits based upon a percentage of the participants' average monthly compensation multiplied by years of service. As a result of a new union agreement entered into in 1994, effective January 1, 1995, the monthly benefits provided to union employees will be based on years of service multiplied by a factor. This change in benefits formula resulted in a decrease in the projected benefit obligation and a corresponding decrease in unrecognized prior service cost of approximately $1.3 million at December 31, 1994. There was no impact on the net periodic pension expense for the year ended December 31, 1994.

         The Company's general funding policy is to contribute amounts sufficient to satisfy regulatory funding standards. Assets of the two plans are invested principally in equity and bond funds.

         The funded status of the defined benefit pension plans is summarized below:

                                                         December 31
                                                     ------------------
                                                      1994        1993
                                                     -------    -------

         Vested benefit obligation                   $ 2,792    $ 2,612
         Nonvested benefits                              293        270
                                                     -------    -------

                 Accumulated benefit obligation        3,085      2,882

         Effect of projected salary increases            876      2,314
                                                     -------    -------

                 Projected benefit obligation          3,961      5,196

         Less plan assets at fair value               (3,935)    (3,796)
                                                     -------    -------

                 Projected benefits in excess of
                     plan assets                          26      1,400

         Unrecognized net loss (gain) from experience
             different than actuarial assumptions        104       (140)

         Unrecognized prior service cost               1,065       (107)
                                                     -------    -------

                   Accrued pension cost              $ 1,195    $ 1,153
                                                     =======    =======



         The components of net periodic pension expense are set forth below:

                                                                   Nine-Month
                                               Year Ended         Period Ended
                                               December 31,       December 31,
                                                  1994               1993
                                               -------------     --------------

         Service cost benefit earned
             during the year                     $ 414               $ 207

         Interest cost on projected
             benefit obligation                    296                 265

         Actual return on plan assets             (303)               (203)

         Amortization of unrecognized
             prior service cost                   (114)                 11

         Amortization of unrecognized
             net loss                               10
                                                 -----               -----

                                                 $ 303               $ 280
                                                 =====               =====




         Significant actuarial assumptions for both plans are as follows:

                                                         December 31
                                                    ---------------------
                                                     1994           1993
                                                    ------         ------

         Discount rate for service and
             interest cost                           7.50%          7.50%

         Projected salary increases,
             weighted average                        6.00           6.00

         Expected return on assets                   8.00           8.00

         Discount rate for year-end
             benefit obligations                     8.50           7.50



4.       Postretirement Medical Benefits:

         The Company provides certain post retirement health care and life insurance benefits for retired employees. Substantially all union employees may become eligible for these benefits if they remain employed until normal retirement. All other employees are eligible to receive benefits under the plan if they had reached age 60 by April 1, 1993.

         Effective April 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Company elected to recognize the accumulated postretirement benefit obligation of $5,938 at April 1, 1993, over 20 years.

         The following table reconciles the accumulated postretirement benefit obligation to the accrued postretirement liability:


                                                               December 31
                                                           -------------------
                                                             1994        1993
                                                           --------    -------

         Accumulated postretirement benefit obligation:
         Retirees                                           $2,464      $2,094
         Fully eligible active plan
             participants                                      780         986
         Other active plan participants                      2,209       3,167
                                                            ------      ------

         Accumulated postretirement
             benefit obligation                              5,453       6,247

         Unrecognized transition obli-
             gation                                          5,172       5,715

         Unrecognized net gain                                (903)

         Accrued postretirement benefit
             liability                                      $1,184      $  532
                                                            ======      ======


         The components of net periodic postretirement benefit expense are set forth below:

                                                                    Nine-Month
                                                  Year Ended       Period Ended
                                                  December 31,     December 31,
                                                     1994             1993
                                                  ------------     ------------

         Service cost benefit earned
             during the year                          $128            $116

         Interest cost on accumulated
             benefit obligation                        431             330

         Amortization of transition
             obligation                                283             223
                                                      ----            ----

                                                      $842            $669
                                                      ====            ====


         The accumulated postretirement benefit obligation was determined using a discount rate of 8.5% and 7.5%, health care cost trend rate of 8.6% and 12.0% (for pre-age 65 retirees) and 7.6% and 10.5% (for post-age 65 retirees) at December 31, 1994 and 1993, respectively. The health care cost trend rates were assumed to decrease gradually to 5.5% to 2021 and remain level thereafter. An increase in the health care cost trend rate of one percentage point in each year would increase the accumulated postretirement benefit obligation by approximately $835 and $1,056 at December 31, 1994 and 1993, respectively, and increase expense by $95 for the year ended December 31, 1994 and $81 for the nine-month period ended December 31, 1993, respectively.


5.       Lease Commitments:

         The Company leases its office and manufacturing facilities as well as various equipment and warehouses under noncancellable operating lease agreements.


         The Company's office and manufacturing facilities lease, as last amended on August 2, 1994, has a term through June 2011. Annual lease payments are $1,269 and are to be adjusted for inflation every five years with the next adjustment scheduled for 1996. The lease imposes various restrictions which, among other things, requires the Company to maintain certain financial covenants and prohibits the Company and the Parent from making significant acquisitions or dispositions of property or businesses without prior approval by the lessor.

         Future minimum lease payments under the various lease agreements at December 31, 1994 are:

                  1995                                   $ 1,640
                  1996                                     1,480
                  1997                                     1,358
                  1998                                     1,329
                  1999                                     1,300
               Thereafter                                 14,599

         The Company incurred rent expense of $1,736 for the year ended December 31, 1994 and $1,132 for the nine-month period ended December 31, 1993.


6.       Litigation and Other Commitments:

         Certain legal actions are pending against the Company. Litigation is subject to many uncertainties and the outcome of individual matters is not predictable with assurance; however, in the opinion of management, the ultimate resolution of these actions will not have a material adverse effect on the consolidated financial position of the Company.

         The Company has a letter of credit facility of $650 at December 31, 1994, of which approximately $150 is unused.


7.       Business and Credit Concentration:

         The Company's most significant customer accounted for 21.0% of total revenues for the year ended December 31, 1994 and 19.6% of total revenues for the nine-month period ended December 31, 1993. This major customer accounted for $1,654 and $778 of the Company's accounts receivable balances at December 31, 1994 and 1993, respectively.

         The Company reviews trade customers' credit history before extending credit. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers and other information. Accounts receivable are not collateralized.


8.       Income Taxes:

         The components of the Company's provision for income taxes consisted of the following:

                                                                    Nine-Month
                                                  Year Ended       Period Ended
                                                  December 31,     December 31,
                                                     1994             1993
                                                  ------------     ------------

         Currently payable                          $1,095            $  506
         Deferred                                     (389)             (172)
                                                    ------            ------

                                                    $  706            $  334
                                                    ======            ======



         The Company's income tax expense differed from the amounts computed using the federal statutory rate due principally to the effect of state income taxes net of federal benefit.

         The components of the net deferred tax asset consisted of the following:

                                                               December 31
                                                           -------------------
                                                             1994        1993
                                                           --------    -------

         Deferred tax asset                                $ 1,632     $ 1,190
         Deferred tax liability                             (1,071)     (1,018)
                                                           -------     -------

                                                           $   561     $   172
                                                           =======     =======


         The Company's net deferred tax asset principally results from temporary differences arising from pension and postretirement benefit costs accrued for financial reporting purposes net of the Company's use of accelerated depreciation methods for income tax reporting purposes.


9.       Payable to Parent:

         The payable to parent represents operating advances made by the Parent to fund operations net of cash provided by the Company to the Parent. This account also is utilized to account for the reimbursement of expenditures made by the Parent on the behalf of the Company. The Company is also charged for currently payable income taxes and interest by its Parent. Interest is allocated to the Company based principally upon the payable to parent balance using an interest rate of 6%.






                   Item 7.(b) Pro Forma Financial Information
                         Discus Acquisition Corporation
               Unaudited Pro Forma Combined Financial Statements
                               Narrative Overview

On December 14, 1995, Discus Acquisition Corporation (the "Company") acquired the outstanding stock of Peerless Chain Company ("Peerless") from Bridgewater Resources Corp. ("Bridgewater") pursuant to a Stock Purchase Agreement dated November 22, 1995 and as amended on December 7 and December 13, 1995. The stock of Peerless was purchased by the Company for $23.8 million, subject to certain post-closing adjustments. The purchase price was paid with subordinated financing from Bridgewater ($3.7 million, of which $1.2 million was repaid in January 1996); senior financing from The CIT Group/Business Credit, Inc. ($14.7 million), and the remaining balance (approximately $5.4 million) by cash from the Company. In connection with the acquisition, the Company sold approximately $4.2 million of additional common stock to a group of investors, including certain members of Peerless' management. Approximately $1.3 million of transaction costs were incurred, of which $416,000 was funded by the senior financing and the balance accrued at the closing date.

The unaudited pro forma combined financial statements give effect to: (i) the acquisition of all outstanding shares of common stock of Peerless; (ii) the underlying financing of the acquisition of Peerless; and (iii) other adjustments, primarily related to the application of purchase accounting for the acquisition.

The accompanying unaudited pro forma combined statements of operations have been prepared by combining the statements of operations of Discus Acquisition Corporation with the statements of operations of Peerless Chain Company, giving effect to the items described above as if the acquisition occurred in its entirety at January 1, 1994.

The unaudited pro forma balance sheet as of September 30, 1995, has been prepared by combining the balance sheets of Discus Acquisition Corporation and Peerless Chain Company as of September 30, 1995. The unaudited pro forma balance sheet has been prepared, giving effect to the items described above as if the acquisition occurred in its entirety at September 30, 1995.



                                                                   DISCUS ACQUISITION CORPORATION
                                                        UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                                     FOR THE PERIOD FROM DECEMBER 27, 1993 TO DECEMBER 25, 1994

                                                         (000's Omitted, Except Share and Per Share Data)

                                                --------------------------------------------------------------------

                                                  Discus            Peerless
                                                Acquisition           Chain            Pro Forma          Pro Forma
                                                Corporation          Company          Adjustments         Combined
                                                -----------        -----------        -----------        -----------
Net sales                                                          $    42,843                           $    42,843

                                                                                      $       400 (14)
                                                                                             (144)(10)
Cost of sales                                                           32,939              1,800 (1)         34,995
                                                                   -----------        -----------        -----------

Gross profit                                                             9,904             (2,056)             7,848

Selling, general, and administrative                                                           98 (14)
   expenses                                     $       225              7,169                (35)(10)         7,457
                                                -----------        -----------        -----------        -----------

Operating income (loss)                                (225)             2,735             (2,119)               391

Interest expense                                                          (558)              (642) (11)       (1,200)

Interest income                                          74                                   (74) (12)
                                                -----------        -----------        -----------        -----------

Income (loss) from continuing operations
   before income taxes                                 (151)             2,177             (2,835)              (809)
                                                -----------        -----------        -----------        -----------

                                                                                              (30)(15)           (30)
Provision for income taxes                                                (706)               706 (15)
                                                                   -----------        -----------        -----------

Income (loss) from continuing operations               (151)             1,471             (2,159)              (839)
                                                -----------        -----------        -----------        -----------

Loss from discontinued operations associated
   with restaurant operations disposed of in
   June 1994                                           (390)                                 (210)(15)          (600)

Gain on disposal of all restaurant operations         2,260                                   302 (15)         2,562
                                                -----------                           -----------        -----------

Net gain from discontinued operations                 1,870                                    92              1,962
                                                -----------        -----------        -----------        -----------

Net income                                      $     1,719        $     1,471        $    (2,067)       $     1,123
                                                ===========        ===========        ===========        ===========

Per share amounts:

Loss from continuing operations                 $      (.07)                                             $      (.14)

Gain from discontinued operations                       .80                                                      .32
                                                -----------                                              -----------

Net income                                      $       .73                                              $       .18
                                                ===========                                              ===========

Weighted average number of shares
   outstanding                                    2,350,401                             3,822,307 (8)      6,172,708
                                                ===========                                              ===========





See accompanying notes to Unaudited Pro Forma Combined Financial Statements.




                                                                   DISCUS ACQUISITION CORPORATION
                                                         UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                                               FOR THE PERIOD FROM DECEMBER 26, 1994
                                                                        TO SEPTEMBER 30, 1995

                                                           (000's Omitted, Except Share and Per Share Data)

                                                --------------------------------------------------------------------

                                                  Discus            Peerless
                                                Acquisition           Chain            Pro Forma          Pro Forma
                                                Corporation          Company          Adjustments         Combined
                                                -----------        -----------        -----------        -----------

Net sales                                                          $    31,251                           $    31,251

Cost of sales                                                                                $300 (14)
                                                                        23,836                (31)(10)        24,105
                                                                   -----------        -----------        -----------


Gross profit                                                             7,415               (269)             7,146

                                                                                               68 (14)
Selling, general, and administrative expenses   $       266              5,387                 (3)(10)         5,718
                                                -----------        -----------        -----------        -----------


Operating income (loss)                                (266)             2,028               (334)             1,428

Interest expense                                                          (427)              (473)(11)          (900)

Interest income                                          94                                   (94)(12)

Gain on sale of equipment                                                  247                                   247
                                                -----------        -----------        -----------        -----------


Income (loss) before income taxes                      (172)             1,848               (901)               775


Provision for income taxes                                                (676)               646 (16)           (30)
                                                -----------        -----------        -----------        -----------


Net income (loss)                               $      (172)       $     1,172        $      (255)       $       745
                                                ===========        ===========        ===========        ===========


Net income (loss) per share                     $      (.07)                                             $       .12
                                                ===========                                              ===========

Weighted average number of shares
   outstanding                                    2,360,977                             3,822,307 (8)      6,183,284
                                                ===========                                              ===========





See accompanying notes to Unaudited Pro Forma Combined Financial Statements.



                                                                DISCUS ACQUISITION CORPORATION
                                                          UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                                                   AS OF SEPTEMBER 30, 1995

                                                       (000's Omitted, Except Share and Per Share Data)

                                                -----------------------------------------------------------

                                                  Discus          Peerless
                                                Acquisition         Chain        Pro Forma       Pro Forma
                                                Corporation        Company      Adjustments      Combined
                                                -----------      -----------    -----------     -----------

                              ASSETS

Current assets:

Cash and cash equivalents                         $  2,273       $      3       $ (2,273)(12)   $      3

Accounts receivable, net                                            7,049                          7,049

Inventories                                                        10,942          1,800 (1)      12,742

Prepaid expenses                                       111          1,229                          1,340
                                                  --------       --------       --------        --------

Total current assets                                 2,384         19,223           (473)         21,134

Equipment and leasehold improvements, net                           9,282          2,985 (2)      12,267



Intangible assets, net                                                             4,453 (3)       4,453
                                                  --------       --------       --------        --------

Total assets                                      $  2,384       $ 28,505       $  6,965        $ 37,854
                                                  ========       ========       ========        ========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

Current portion of long-term debt                                               $  1,430 (9)    $  1,430

Acquisition notes payable                                                             39 (4)          39

Accounts payable                                  $    113       $  1,233                          1,346

Accrued liabilities                                      2          3,199            852 (13)      4,053

Current portion of pension and postretirement
  medical benefits                                                    635                            635
                                                  --------       --------       --------        --------

Total current liabilities                              115          5,067          2,321           7,503

Long-term debt, less current portion                                              13,293 (9)      13,293

Subordinated acquisition note payable to seller                                    2,500 (5)       2,500

Pension and postretirement medical benefits,
  less current portion                                              2,340          5,744 (6)       8,084

Payable to parent                                                  10,690        (10,690)(7)

Shareholders' equity:

Common stock, no par value; 10,000,000
  authorized shares; 2,376,140 issued and
  outstanding shares (historical); 6,198,447
  issued and outstanding shares (pro forma)          3,775                         4,205 (8)       7,980

Additional paid-in capital                                          4,039         (4,039)

Accumulated deficit                                 (1,506)         6,369         (6,369)         (1,506)
                                                  --------       --------       --------        --------

Total shareholders' equity                           2,269         10,408         (6,203)          6,474
                                                  --------       --------       --------        --------


Total liabilities and shareholders' equity        $  2,384       $ 28,505       $  6,965        $ 37,854
                                                  ========       ========       ========        ========


See accompanying notes to Unaudited Pro Forma Combined  Financial Statements.



           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                (000's Omitted, Except Share and Per Share Data)
-------------------------------------------------------------------------------

1. Represents adjustment to fair value based on the estimated gross profit on the manufactured inventories purchased in a manufactured state at the date of the business acquisition.

2. Represents adjustment to estimated fair market value based on independent appraisal.

3. Represents identifiable and unidentifiable intangible assets based on total purchase price and transaction costs incurred in connection with the business acquisition.

4.       Represents interim financing.

5. Represents seller financing incurred in Peerless acquisition which bears interest at 8% and is due in December 1998.

6. Represents purchase accounting adjustment to full accrual basis of the present value of estimated pension and postretirement medical benefits at the date of the business acquisition.

7. Represents payment of intercompany debt between Peerless and seller contemporaneous with business acquisition.

8. Represents the sale and issuance of 3,822,307 shares of common stock at $1.10 a share in connection with funding the business acquisition, which resulted in aggregate proceeds of $4,205.

9. Represents CIT financing ($14,723) incurred in Peerless acquisition (term obligations of $6,700 and revolving line of credit of $8,023).

10. Represents downward adjustment of periodic amortization expense, based on full accrual of benefit obligations at date of business acquisition and change in discount rate, allocated to COS and SG&A based on Peerless' historical experience.

11. Represents upward adjustment of interest expense due to outstanding operating and acquisition indebtedness and associated interest costs in excess of Peerless' utilization of intercompany parent financing.

12. Represents downward adjustment of interest income and decrease to the Company's cash and cash equivalent balance as a result of the Company's cash and cash equivalent amounts assumed to have been expended to fund Peerless operations.

13.      Represents accrued but unpaid transaction costs.

14. Represents additional depreciation and amortization expense related to fair market value of equipment and intangibles acquired in business acquisition, allocated to COS and SG&A based on Peerless' historical experience.

15. Represents elimination of Peerless stand-alone tax provision and establishment of a pro forma combined alternative minimum tax provision. No pro forma "regular" federal taxes are provided due to the pro forma loss from continuing operations. The net tax expense provided on the Company's gain on disposal of restaurant operations represents alternative minimum taxes that are not payable on a pro forma combined basis and, therefore, have been eliminated.

16. Represents elimination of Peerless stand-alone tax provision and establishment of a pro forma combined alternative minimum tax provision. No pro forma "regular" federal taxes are provided due to utilization of the Company's net operating loss carryforwards.





                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                              DISCUS ACQUISITION CORPORATION



Date:  February 23, 1996                      By  /s/ William H. Spell
                                                      William H. Spell
                                                      Chief Executive Officer